Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Teva Pharmaceutical Industries Limited of our reports dated February 17, 2003, relating to the consolidated financial statements of Teva Pharmaceutical Industries Limited and related Schedule II – Valuation and Qualifying Accounts, which appear in Teva Pharmaceutical Industries Limited’s Annual Report on Form 20-F for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ KESSELMAN & KESSELMAN

Kesselman & Kesselman Certified Public Accountants (Isr.)

Tel-Aviv, Israel

December 11, 2003